Exhibit (a)(8)



                    LETTER FROM SAVINGS AND RETIREMENT PLAN
                           ADMINISTRATIVE COMMITTEE

                                                              February 1, 1996


              OFFER TO PURCHASE COMMON STOCK OF THE LIMITED, INC.


NAME/ADDRESS


Dear [                ]:

         We enclose materials being sent to all stockholders of The Limited, Inc. (the "Company") in connection with its recently announced offer to purchase up to 85,000,000 shares of the Company's Common Stock (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares") at a price per share equal to $19.00 upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 1, 1996 and in the related Letter of Transmittal, which together constitute the "Offer". Also enclosed is a brief description of the Offer in connection with the Company's Savings and Retirement Plan ("Savings and Retirement Plan") and questions and answers describing how the process works.

         As a participant in the Savings and Retirement Plan you may elect to "tender" (offer to sell) some or all of the Shares (excluding fractional Shares) currently allocated to your Company Stock Fund in the Savings and Retirement Plan by following the procedures described in the enclosed materials.

         SINCE YOU ARE SUBJECT TO THE REPORTING AND LIABILITY PROVISIONS OF
SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), YOU SHOULD BE AWARE THAT A TENDER BY YOU OF SHARES HELD IN THE SAVINGS PLAN MAY BE SUBJECT TO SHORT-SWING PROFIT RECOVERY UNDER SECTION 16(b) OF THE EXCHANGE ACT. SUCH TENDER WILL NOT BE SUBJECT TO SHORT-SWING PROFIT RECOVERY IF (1) YOU HAVE NOT ELECTED WITHIN THE PREVIOUS SIX MONTHS AN INTRA-PLAN TRANSFER INVOLVING THE SAVINGS AND RETIREMENT PLAN COMPANY STOCK FUND, (2) YOU SUBMIT THE TENDER INSTRUCTION FORM, COMPLETED AS SET FORTH IN THE ENCLOSED MATERIALS, TO THE ADMINISTRATIVE COMMITTEE DURING THE PERIOD BEGINNING ON THE THIRD BUSINESS DAY FOLLOWING THE DATE OF RELEASE FOR PUBLICATION OF QUARTERLY SUMMARY STATEMENTS OF SALES AND EARNINGS AND ENDING ON THE 12TH BUSINESS DAY FOLLOWING SUCH DATE AND (3) YOU DO NOT ALLOCATE ANY AMOUNTS OR CONTRIBUTIONS TO THE COMPANY STOCK FUND FOR SIX MONTHS THEREAFTER.

         Please consult the enclosed materials for further information as to the Offer.


                                                ADMINISTRATIVE COMMITTEE
                                                The Limited, Inc. Savings
                                                and Retirement Plan